SCHEDULE 14A

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement
[_]      Confidential, for Use of the Commission Only (as
         permitted by Rule 14a-6(e)(2)
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Rule 14a-12


                      METROMEDIA INTERNATIONAL GROUP, INC.
                      ------------------------------------
                (Name of Registrant as Specified in its Charter)


Payment of filing fee (Check the appropriate box):

[X]      No Fee Required.

[_]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:


[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is off set as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the off setting fee was paid previously.

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         Identify the previous filing by registration statement number, or the
         Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

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         On August 7, 2001, Metromedia International Group, Inc. (the "Company")
released to certain of its stockholders the letter set forth below.

         The Company and the persons named below may be deemed to be "participants" in the solicitation of proxies from the stockholders of the Company in connection with the annual meeting of the stockholders of the Company scheduled for October 12, 2001.

         The participants in the solicitation may include the directors and director nominees of the Company: John S. Chalsty, John P. Imlay, Jr., Clark A. Johnson, Silvia Kessel, John W. Kluge, I. Martin Pompadur, Stuart Subotnick and Leonard White. In addition, the following persons may be participating in the solicitation: David A. Persing (Executive Vice President, General Counsel and Secretary), Vincent D. Sasso, Jr. (Vice President), and Vincent Santillo and Martin Cohen (employees of Metromedia Company).

         As of the date of this communication, John W. Kluge and Stuart Subotnick may be deemed to beneficially own 18,736,669 and 19,050,994 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), respectively. The amounts owned by Messrs. Kluge and Subotnick include (i) 7,989,206 shares of Common Stock owned through Metromedia Company, a Delaware general partnership they beneficially own and control, (ii) 4,426,249 shares of Common Stock owned through Met Telcell, Inc., a corporation they own and control, (iii) 5,271,214 shares of Common Stock owned directly by a trust affiliated with Mr. Kluge (which include 200,000 shares of 7.25% cumulative convertible preferred stock, which are currently convertible into 666,666 shares of Common Stock), and (iv) 314,325 shares of Common Stock owned directly by Mr. Subotnick. Mr. Subotnick serves as trustee of trusts affiliated with Mr. Kluge and disclaims beneficial ownership of the shares owned by those trusts. Each of Messrs. Kluge and Subotnick also hold options to acquire 1,050,000 shares of Common Stock, which are currently exercisable. As of the date of this communication, the following participants may be deemed to beneficially own the number of shares of Common Stock following their name: John S. Chalsty, 0, John
P. Imlay, Jr., 104,000, Clark A. Johnson, 283,500, Silvia Kessel, 253,085, I. Martin Pompadur, 50,000, Leonard White, 69,000, Vincent D. Sasso, Jr., 75,000, David A. Persing, 0, Vincent Santillo, 75,000, and Martin Cohen, 0.

         INVESTORS ARE URGED TO READ THE PROXY STATEMENT OF THE COMPANY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

         Investors will be able to obtain the proxy statement and any other relevant document filed by the Company, free of charge at the SEC's website (http://www.sec.gov) or inspect these documents at, and make copies thereof at prescribed rates from, the public reference facilities of the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's regional offices, at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the proxy statement and certain information is also available at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. In addition, documents filed with the SEC by the Company may be obtained

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free of charge at the offices of the Company, One Meadowlands Plaza, East
Rutherford, New Jersey 07073-2137, Attention: Secretary.

      Set forth below is the full text of the letter released to investors:



              [LETTERHEAD OF METROMEDIA INTERNATIONAL GROUP, INC.]


July 26, 2001



The Editor
Barron's
200 Liberty Street
New York, NY 10281

Dear Editor,

I read the article, "What's the Deal," that appeared in the July 23rd edition of BARRON'S and it is unfortunate that the author, Ms. Erin Arvedlund, used factual inaccuracies and left out pertinent information to try and drive home her one-sided point that shareholders in companies controlled by Mr. Kluge rarely have fared well.

Ms. Arvedlund refers to the leveraged buyout of Metromedia Inc. in 1984 as "conjuring up bitter memories." If bitter memories includes paying approximately $40 per share for a stock that was trading at $24.50 prior to the public announcement of the proposed transaction, which represents an astounding 63% premium, I would hate to think of what her worse memories would be. Does she really think that the $40 purchase price was a mere fraction of the company's true value when the EFFICIENT public markets were pricing the stock at $24.50 prior to the public announcement of the deal? Moreover, this transaction was voted on, and approved, by shareholders. And, by the way, the stock's high price was not $560. She forgot to take into account a 900% stock dividend (equivalent to a 10 for 1 stock split). Therefore, the stock's high price was $56, not $560. This was a major factual error in the article.

It's unfortunate that Ms. Arvedlund needed to refer to a 17 year old transaction to conjure up thoughts of what could occur in the case of Metromedia International, especially when she painted a thoroughly inaccurate picture of this transaction.

As for the for the often-repeated rumor that Mr. Kluge and I will take Metromedia International private, I can categorically and unequivocally state that Mr. Kluge and I have no intention whatsoever of doing so. The management at Metromedia International firmly stands by its past statements, and its work, to increase shareholder value and continues diligently in its efforts to accomplish that goal.

Sincerely,

/s/  Stuart Subotnick
-------------------------------------
Stuart Subotnick
President and Chief Executive Officer